WALD
ANTUNES VITA LONGO BLATTNER

This document is a free translation of the Brazilian judicial administrator's report referred to September 2020 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on November, 16, 2020. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO YOUR HONOR JUDGE OF LAW OF THE 7th BUSINESS DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001
Judicial Reorganization of Oi S.A and others

The **JUDICIAL ADMINISTRATOR** (Arnoldo Wald Law Office) appointed in the proceeding of Judicial Reorganization of OI S.A. and others comes, request to you. Kindly to order the Monthly Activity Report ("RMA") for the month of September 2020 to be entered to the case files.

Rio de Janeiro, November 16, 2020.

Judicial Administrator
Arnoldo Wald Law Office

MONTHLY ACTIVITIES REPORT

RMA

JUDICIAL REORGANIZATION

Oi

September . 2020

November 16th, 2020

EXECUTIVE REPORT

INTRODUCTION

To Your Honor Judge of the 7th Business District Court of the Capital of the State of Rio de Janeiro

The Judicial Administrator, Law Office Arnoldo Wald ("Wald" or "AJ"), appointed in the records of the Judicial Reorganization of the Oi Group (Case No 0203711- 65.2016.8.19.0001) and Rio Branco Consultores Associados, subcontracted by the Judicial Administrator to assist in the preparation of the Monthly Activities Report ("RMA"), come, respectfully, to your presence, in accordance with the decision of pages 91.223 / 91,224, present the RMA for the month of September 2020.

As you know, Judicial Reorganization involves the following companies:

- Oi S.A. – in Judicial Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. – in Judicial Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - in Judicial Reorganization ("Oi Móvel");
- Copart4 Participações S.A. - in Judicial Reorganization ("Copart4")*;
- Copart5 Participações S.A. – in Judicial Reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - in Judicial Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Companies under Reorganization up to November 16th, 2020, contains data regarding the month of September 2020, and should be analyzed together with the preliminary activities report, as well as the other RMA's previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Companies under Reorganization, which in this Report will cover the Managerial Cash Flow Statement for said months, presented in the tables in comparison with the immediately preceding month, in addition to the information relating to the Balance Sheet and Income Statement of the Companies under Reorganization, the analysis being based on the quarterly comparison between the 3rd quarter of 2020 and the 2nd quarter of 2020. The report will highlight the main variations that have occurred in the period in question, presenting the explanations provided by the Management of the Companies under Reorganization.

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan - JR Plan; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the JR Plan.

This report, prepared through analytical procedures and discussions with the Company's Management, aims to provide the Judge and interested parties with information on the financial situation of the Companies under Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by the Judicial Administrator until the close of this report.

The information presented below is mainly based on data and elements submitted by the Companies under Reorganization. The individual financial statements of all Companies under Reorganization, as well as the consolidated financial statements of the Oi Group (which include, but not limited to the Companies under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the Securities and Exchange Commission - CVM of the Oi Group's Quarterly Consolidated Financial Information ("ITRs") Regarding the individual financial information of each Company undergoing Reorganization, prepared in monthly periods other than those that make up the ITRs delivered to CVM, these are not subject to independent audit review, either by the auditors hired by the Oi Group or by the Judicial Administrator.

The Judicial Administrator - AJ, honored with the assignment, is available for further clarification on the information contained in this report or other additional information.

Sincerely,

WALD
ANTUNES VITA LONGO BLATTNER

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Members

Phone: +55 (11) 3074-6000

RIO BRANCO
CONSULTORES ASSOCIADOS

Thiago Fogaça Almeida
Economist
tfa@riobranco.adm.br

Fábio de Carvalho e Mello Curti
Economist
fc@riobranco.adm.br

Phone: +55 (11) 3392 - 3062

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Picture 1 - Corporate Organization Chart of the Companies under Reorganization


Oi
Oi S.A. (Holding)
under judicial reorganization
100%
Telemar North Leste S.A. (STFC concession) Under Judicial Reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial vehicle) under Judicial Reorganization
100%
Oi Brazil Holdings Coöperatief U.A. (Financial vehicle) under judicial reorganization
99,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. to RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under judicial reorganization
6 other companies (see appendixes)
10 other companies (see appendixes)
Caption
COMPANIES OF THE GROUP UNDERGOING REORGANIZATION

Source: Information made available by the Management

* Diagram previously presented in the Preliminary Activity Report.
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization.

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Picture 2 - Corporate Organization Chart of the Companies under Reorganization


Telemar
Norte Leste S.A. (STFC concession)
under judicial reorganization
100%
Oi Móvel S.A.
under judicial reorganization
50%
Companhia AIX de Participações
81,61%
SEREDE Serviços de Rede S.A.
99,95%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
99,95%
Drammen RJ Empreendimentos Imobiliários S.A.
100%
Brasil Telecom Call Center S.A.
19,04%
Hispamar Satellite S.A.
50%
Compania ACT de Participações
99,95%
Caliteia RJ Empreendimentos Imobiliários S.A.
Caption
COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: *Information made available by the Management*

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Picture 3 - Corporate Organization Chart of the Companies under Reorganization


Oi Móvel S.A. under judicial reorganization
100%
Pointer Network S.A.
4 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brasil Telecom Comunicação Multimídia Ltda.
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
Caption
COMPANIES OF THE GROUP
UNDERGOING REORGANIZATION

Source: Information made available by the Management

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies under Reorganization

COMPANIES UNDER JUDICIAL REORGANIZATION

Picture 4 - Companies under Reorganization

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long-distance services. It also holds stakes in other Group companies, being the main "Holding" of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for raising finance/resources on the international market


Oi S.A.
Oi Brasil Holdings Cooperatief U.A.
Oi Móvel S.A.
COMPANIES OF THE GROUP UNDERGOING REORGANIZATION
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of mobile phone services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of fixed telephony services in Region I and national and international long-distance calls.

PTIF
Non-operational entity. Vehicle for raising finance/resources on the international market

Copart 4 and 5*
Two legal entities used for the management and administration of the real estate property and the main properties leased to the Oi Group

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan - JR Plan; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the Judicial Reorganization Plan - JR Plan.

RELEVANT FACTS & NOTICES TO THE MARKET

Below we present some of the relevant facts and announcements to the market released by the Oi Group that have a direct relationship with the Companies under Reorganization:

Relevant Facts and Announcements to the Market of the months of **NOVEMBER/20**

November 12th - 3Q20 Results Conference Call Presentation

Earnings Release - Third Quarter 2020.

The complete presentation can be accessed at

https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=48B94637-3942-4036-9271-8F592A46B5CD

4.1 - MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement

SEPTEMBER 1st to 30th, 2020

- **Net Operating Cash Generation of the Companies under Reorganization** was negative BRL 101 million in September/20
- **Investments** reached the level of BRL 592 million in September/20
- **Revenue** decreased by BRL 39 million in September/20, totaling BRL 2,120 million
- The heading **Payments** presented a reduction of BRL 200 million in September/20, reaching the level of BRL 1,628 million
- In September/20 there was a cash outflow of BRL 201 million under the heading **Intra-group Operations**
- The **Final Financial Cash Balance of the Companies under Reorganization** was reduced by BRL 284 million in September/20, totaling BRL 5,108 million

Statement

SEPTEMBER 1st to 30th, 2020

Net Operating Cash Generation of the Companies under Reorganization was negative by BRL 101 million in Sep/20

- Net Operating Cash Generation of the Companies under Reorganization in the month of September/20 was negative by BRL 101 million, after a negative result of BRL 197 million observed in the previous month (Picture 5). In comparison with the month of August/20, Receipts registered a reduction of BRL 39 million, reaching the level of BRL 2,120 million, while cash outflows with Payments and Investments reduced by BRL 136 million, totaling BRL 2,221 million jointly (Picture 6).
- The other movements of the Companies under Reorganization, which include Financial Operations, represented a cash outflow of BRL 184 million in September/20.
- As a result, the variation in the Final Financial Cash Balance of the Companies under Reorganization was negative by BRL 284 million in September/20, resulting in an amount of BRL 5,108 million (Picture 7)This corresponds to a reduction of 5.3% in relation to the previous month.
- Detailed considerations of the variations will be reviewed in the next few pages.

Source: Financial statements and management information

Picture 5 - Net Operating Cash Generation - Monthly Balance


In R$ million

Picture 6 - Monthly evolution . Receipts x Payments/Investments


PAYMENTS
+
INVESTMENTS
2.221
2.120
RECEIPTS
In BRL million

Picture 7 - Financial Cash - Companies under Reorganization - monthly - Final balance


In BRL million
4.180
5.108

Cash outflow with Investments contributed to the negative balance of Net Operating Cash Generation

Picture 8 – Managerial cash flow statement

	Ago/20	Set/20	Δ
Clients	1,393	1,425	2%
Network Usage Services	15	112	637%
Dealers	424	446	5%
Other	328	137	-58%
Receipts (1)	**2,159**	**2,120**	**-2%**

	Ago/20	Set/20	Δ
Plant Maintenance	(204)	(192)	-6%
Rent	(276)	(265)	-4%
Data Processing/Printshops	(62)	(70)	14%
Call Center Service/Collection	(106)	(110)	4%
Dealers	(91)	(90)	-1%
Consultancy / Audits / Fees	(41)	(53)	30%
Other Services/Payments	(568)	(317)	-44%
Materials/Services (2)	**(1,348)**	**(1,097)**	**-19%**

	Ago/20	Set/20	Δ
Network Usage Services	(19)	(115)	509%
Judicial Deposits	46	44	-4%
Contingencies	(4)	(4)	-11%
Other Payments (2)	**22**	**(75)**	**-433%**

	Ago/20	Set/20	Δ
Telemar	(177)	(188)	6%
Oi S.A.	(53)	(74)	40%
Oi Móvel	(298)	(332)	11%
Investments (3)	**(528)**	**(592)**	**12%**


In BRL million
2.120
(120)
(1.097)
(337)
0
(75)
(592)
(101)
Receipts
Personnel
Materials/ Services
Tributes
Mediation / Partner Supplier
Other payments
Investments
Net Cash Generation

Source: Financial statements and management information

Statement

SEPTEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Sep/20

BRL million	(A) 31/08/2020 Ago/20	(B)-(A) Variation	(B) 30/09/2020 Set/20
BEGINNING BALANCE - Financial Cash	**5,639**	**(246)**	**5,392**
Clients	1,393	*32*	1,425
Network Usage Services	15	*97*	112
Dealers	424	*21*	445
Other	326	*(189)*	137
Receipts (1)	**2,159**	**(39)**	**2,120**
Personnel	(109)	*(10)*	(120)
Suppliers of Materials and Services	(1,367)	*156*	(1,211)
Taxes	(394)	*56*	(337)
Judicial Deposits	46	*(2)*	44
Contingencies	(4)	*0*	(4)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,829)**	**200**	**(1,628)**
Telemar	(177)	*(10)*	(186)
Oi S.A.	(53)	*(21)*	(74)
Oi Móvel	(298)	*(34)*	(332)
Investments (3)	**(528)**	**(65)**	**(592)**
Net Operating Generation (1+2+3)	**(197)**	**96**	**(101)**
Capital Increase	-	-	-
Non-Core	**4**	**15**	**20**
Intra-Group Operations	**(109)**	***(92)***	**(201)**
Financial Operations	**56**	***(58)***	**(2)**
Dividends and Interest on Equity	-	***(0)***	**(0)**
Final Financial Cash Balance	**5,392**	**(284)**	**5,108**

Picture 9 - Receipts - Participation structure


Network Usage Services BRL 112 mi 5%
Other BRL 137 mi 7%
Dealers BRL 445 mi 21%
Clients BRL 1,4257 mi 67%
RECEIPTS TOTAL
BRL 2,120 million

	Set/20 BRL million	Set/20 Participation	Ago/20 Participation
Receipts	2,120	100%	100%
Clients	1,425	67%	65%
Dealers	445	21%	20%
Other	137	6%	15%
Network Usage Services	112	5%	1%

RECEIPTS

Receipts diminished in September/20

In September/20 there was a reduction of BRL 39 million in the Receipts account when compared with the previous month (1.8%), reaching the figure of BRL 2,120 million.

The *Client* heading recorded an increase of BRL 32 million in September/20, totaling BRL 1,425 million, compared to BRL 1,393 million in August/20. On its turn, the *Network Use Services* item registered an increase of BRL 97 million in September/20, totaling a cash inflow of BRL 112 million in the month.

- Management informed that the higher amount collected was motivated by the increase in the collection of mobility invoices.

The *Dealers* account increased BRL 21 million in the month, totaling a cash inflow of BRL 445 million in September/20.

- Management reported that the increase in Dealers was driven by improved payment from the reload sales partners.

Finally, the *Other Receipts* heading recorded a reduction of BRL 189 million in September/20, with an inflow of BRL 137 million.

- Management informed that the reduction observed is explained by the reduction of the Intercompany Receipt of interconnection between the companies under judicial reorganization, the effect being cancelled with the item Other services/payments.

Statement

SEPTEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Sep/20

BRL million	(A) 31/08/2020 Ago/20	(B)-(A) Variation	(B) 30/09/2020 Set/20
BEGINNING BALANCE - Financial Cash	5,639	(246)	5,392
Clients	1,393	32	1,425
Network Usage Services	15	97	112
Dealers	424	21	445
Other	326	(189)	137
Receipts (1)	**2,159**	**(39)**	**2,120**
Personnel	(109)	(10)	(120)
Suppliers of Materials and Services	(1,367)	156	(1,211)
Taxes	(394)	56	(337)
Judicial Deposits	46	(2)	44
Contingencies	(4)	0	(4)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,829)**	**200**	**(1,628)**
Telemar	(177)	(10)	(186)
Oi S.A.	(53)	(21)	(74)
Oi Móvel	(298)	(34)	(332)
Investments (3)	**(528)**	**(65)**	**(592)**
Net Operating Generation (1+2+3)	**(197)**	**96**	**(101)**
Capital Increase	-	-	-
Non-Core	**4**	**15**	**20**
Intra-Group Operations	**(109)**	**(92)**	**(201)**
Financial Operations	**56**	**(58)**	**(2)**
Dividends and Interest on Equity	-	**(0)**	**(0)**
Final Financial Cash Balance	5,392	(284)	5,108

Picture 10 - Payments - Participation structure


Personnel
BRL 120 mi
7%
Other
-BRL 40 mi
-2%
Mediation
BRL 0 mi
0%
RECEIPTS
TOTAL
BRL 1,628 million
Taxes
BRL 337 mi
20%
Suppliers
BRL 1,211 mi
71%

	Set/20 BRL million	Set/20 Participation	Ago/20 Participation
Payments	1,628	100%	100%
Suppliers of Materials and Services	1,211	74%	75%
Taxes	337	21%	22%
Personnel	120	7%	6%
Other	(40)	-2%	-2%
Mediation/ Partner Suppliers	0	0%	0%

PAYMENTS

Reduction of Payments in July/20

Payments totaled BRL 1,628 million in September/20, a reduction of BRL 200 million (10.9%) in relation to the previous month, when the item recorded a cash outflow of R$ 1,829 million.

There was an increase of R$ 10 million in the Personnel line in September/20, totaling R$ 120 million.

- Management explained that in the previous month the Social Integration Program - PIS/Contribution to the Financing of Social Security - COFINS credit was offset against payroll taxes.

The item Suppliers of Materials/Services closed September/20 with a reduction of BRL 156 million, totaling BRL 1,211 million.

- Management informed that the reduction observed is explained by the reduction in payments for Intercompany interconnection between companies under judicial reorganization, and the effect is cancelled with the item "Other receipts", of the intercompany commission for Paggo Stores, for sales of fixed and mobile telecommunication services and Plant Maintenance and Rentals

The *Taxes* heading showed a reduction of BRL 56 million, reaching the level of BRL 337 million.

- Management informed that the reduction refers to the higher payment of Tax on Circulation of Merchandises and Services – ICMS in the previous month.

On the other hand, Judicial Deposits had a reduction in the cash inflow in the month, from BRL 46 million in August/20 to BRL 44 million in September/20.

- Management informed that the cash inflow refers to the redemption and unblocking of judicial deposits in favor of Oi, in the PEX sphere.

Finally, the Contingencies item recorded a cash outflow of BRL 4 million in September/20, with no variation in relation to the previous month. There were no transactions in the item Mediation/ Partner Suppliers.

Statement

SEPTEMBER 1st to 30th, 2020

Table 1 - Managerial Cash Flow Statement - Sep/20

BRL million	(A) 31/08/2020 Ago/20	(B)-(A) Variation	(B) 30/09/2020 Set/20
BEGINNING BALANCE - Financial Cash	5,639	(246)	5,392
Clients	1,393	32	1,425
Network Usage Services	15	97	112
Dealers	424	21	445
Other	326	(189)	137
Receipts (1)	**2,159**	**(39)**	**2,120**
Personnel	(109)	(10)	(120)
Suppliers of Materials and Services	(1,367)	156	(1,211)
Taxes	(394)	56	(337)
Judicial Deposits	46	(2)	44
Contingencies	(4)	0	(4)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,829)**	**200**	**(1,628)**
Telemar	(177)	(10)	(186)
Oi S.A.	(53)	(21)	(74)
Oi Móvel	(298)	(34)	(332)
Investments (3)	**(528)**	**(65)**	**(592)**
Net Operating Generation (1+2+3)	**(197)**	**96**	**(101)**
Capital Increase	-	-	-
Non-Core	**4**	**15**	**20**
Intra-Group Operations	**(109)**	**(92)**	**(201)**
Financial Operations	**56**	**(58)**	**(2)**
Dividends and Interest on Equity	-	**(0)**	**(0)**
Final Financial Cash Balance	**5,392**	**(284)**	**5,108**

Picture 11 - Investments - Participation structure


Oi S.A.
BRL 74 mi
13%
Telemar
BRL 186 mi
31%
Oi Móvel
BRL 332 mi
56%
INVESTMENTS TOTAL
BRL 592 million

	Set/20 BRL million	Set/20 Participation	Ago/20 Participation
Investments	592	100%	100%
Oi Móvel	332	56%	56%
Telemar	186	31%	33%
Oi S.A.	74	13%	10%

INVESTMENTS

The Companies under Reorganization recorded Payments of Investments of BRL 592 million in September/20, an increase of 12.2% in relation to the previous month, when there was a cash outflow with Investments of BRL 528 million.

Investments related to Oi Móvel S.A. increased by BRL 34 million, totaling BRL 332 million in September/20. At Telemar S.A. there was an increase of BRL 10 million, totaling BRL 186 million in September/20, while the Investments in Oi S.A. increased from BRL 53 million in August/20 to BRL 74 million in September/20.

- Management emphasized that the month's result is within the strategic plan to accelerate the Company's investments, mainly in fiber optics and in the expansion of the mobile network.

NET OPERATING INCOME

The level of *receipts* in July/20, of BRL 2,057 million, was higher than the total sum of cash outflows of *Payments* (BRL 1,529 million) and *Investment* (BRL 520 million) in the month, which contributed directly to the positive balance of BRL 8 million in the Net Operating Generation of the Companies under Reorganization in the month.

FINAL BALANCE - FINANCIAL CASH

There was a cash inflow not related to the operation (Non-Core) of BRL 20 million in the month of September/20.

- The Management explained that the observed cash inflow refers to the receipt of the sale of the properties located in Enseada do Suá/ES and in Goiânia/GO.

Intra-Group Operations presented a cash outflow of BRL 201 million in September/20.

- Management informed that the cash outflow refers to the advance transaction for future capital increase (AFAC) held with another Group company outside of Judicial Reorganization.

Financial Operations recorded a negative result of BRL 2 million in September/20, compared to a cash inflow of BRL 56 million in the previous month.

- Management informed that this increase in cash outflow is due to exchange variation in amounts held abroad.

Thus, adding the cash inflow of BRL 20 million from Non-Core, the cash outflow of BRL 201 million from Intra-Group Operations and the cash outflow of BRL 2 million from Financial Operations to the negative balance of BRL 101 million from Generation of Net Operating Cash, the Final Financial Cash Balance of the Companies under Reorganization decreased by BRL 284 million compared to the previous month (drop of 5.3%),adding up to BRL 5,108 million.

Statement

SEPTEMBER 1st to 30th, 2020

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED FOR THE COMPANIES UNDER REORGANIZATION	AGO/18	SET/18	OUT/18	NOV/18	DEZ/18	JAN/19	FEV/19	MAR/19	ABR/19	MAI/19	JUN/19
Opening Balance – Financial Cash	4,677	4,721	4,815	4,379	4,382	4,469	7,515	5,843	6,010	4,614	4,308
Receipts	2,689	2,694	2,889	2,815	2,645	2,463	2,490	2,248	2,090	2,815	2,119
Clients	1,731	1,681	1,808	1,837	1,697	1,628	1,541	1,572	1,570	1,683	1,495
Network Usage Services	210	205	204	192	192	177	191	151	6	252	5
Dealers	518	420	414	478	412	498	400	411	427	446	395
Other	230	388	472	338	344	160	268	114	87	457	214
Payments	(2,279)	(2,276)	(2,761)	(2,432)	(2,288)	(2,733)	(2,885)	(1,821)	(2,984)	(2,568)	(1,743)
Personnel	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(323)	(180)	(152)
Suppliers of Materials and Services	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,229)	(1,495)	(1,905)	(1,112)
Materials/Services	(1,360)	(1,423)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,493)	(1,654)	(1,105)
Plant Maintenance	(297)	(259)	(306)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)
Rent	(348)	(329)	(338)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)
Data Processing/Printshops	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(59)
Call Center Service/Collection	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)
Dealers	(108)	(103)	(112)	(116)	(110)	(115)	(115)	(105)	(103)	(108)	(59)
Consultancy / Audits / Fees	(71)	(45)	(96)	(74)	(52)	(124)	(53)	(34)	(76)	(42)	(24)
Other Services/Payments	(308)	(444)	(726)	(420)	(171)	(240)	(254)	(149)	(303)	(517)	(176)
Network Usage Services	(211)	(207)	(206)	(104)	(150)	(180)	(192)	(152)	(6)	(251)	(7)
Taxes	(487)	(515)	(561)	(543)	(523)	(683)	(565)	(524)	(1,221)	(900)	(901)
Judicial Deposits	46	40	41	55	75	34	51	91	78	41	32
Contingencies		(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)
Mediation/ Partner Suppliers	(64)	(16)	(54)	(25)	(73)	(50)	(442)				
Investments	(363)	(339)	(582)	(421)	(344)	(893)	(482)	(384)	(640)	(672)	(544)
Telemar	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)
Oi S.A.	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(98)	(54)
Oi Móvel	(138)	(128)	(284)	(170)	(124)	(256)	(191)	(161)	(229)	(294)	(284)
Operational Generation	17	79	(438)	(38)	16	(873)	(887)	43	(1,414)	(417)	(177)
Capital Increase						4,037					
Pharol Agreement						(106)					
Non-Core											
Intra-Group Operations	(1)				14					100	
Financial Operations	28	15	(1)	21	23	18	(685)	24	17	9	15
Dividends and Interest on Equity					54						
Closing Balance – Financial Cash	4,721	4,815	4,379	4,382	4,469	7,515	5,843	6,010	4,614	4,308	4,145

CONSOLIDATED FOR THE COMPANIES UNDER REORGANIZATION	JUL/19	AGO/19	SET/19	OUT/19	NOV/19	DEZ/19	JAN/20	FEV/20	MAR/20	ABR/20	MAI/20	JUN/20	JUL/20	AGO/20	SET/20
Opening Balance – Financial Cash	4,145	3,821	3,083	3,060	2,612	2,239	1,910	3,761	5,929	5,602	4,850	4,754	4,871	5,639	5,392
Receipts	2,368	1,991	2,033	2,119	2,013	2,412	2,303	1,782	2,085	1,994	1,598	2,061	2,067	2,159	2,120
Clients	1,616	1,511	1,495	1,553	1,473	1,652	1,494	1,353	1,475	1,361	1,455	1,461	1,477	1,383	1,425
Network Usage Services	43	9	9	8	5	19	6	14	2	3	1		3	15	112
Dealers	453	433	421	443	421	443	488	368	405	387	394	435	424	424	445
Other	257	38	108	106	114	268	315	47	184	244	70	155	142	328	137
Payments	(2,207)	(1,577)	(1,471)	(1,684)	(1,702)	(2,082)	(2,031)	(2,057)	(1,668)	(2,108)	(1,439)	(1,606)	(1,529)	(1,828)	(1,628)
Personnel	(151)	(138)	(136)	(125)	(134)	(235)	(177)	(147)	(133)	(244)	(123)	(133)	(123)	(168)	(120)
Suppliers of Materials and Services	(1,640)	(1,178)	(950)	(1,273)	(1,274)	(1,553)	(1,648)	(1,125)	(1,212)	(1,494)	(1,032)	(1,222)	(1,122)	(1,367)	(1,211)
Materials/Services	(1,594)	(1,169)	(951)	(1,264)	(1,258)	(1,536)	(1,640)	(1,111)	(1,208)	(1,489)	(1,033)	(1,220)	(1,119)	(1,348)	(1,097)
Plant Maintenance	(336)	(348)	(329)	(338)	(371)	(390)	(357)	(287)	(291)	(332)	(262)	(243)	(195)	(204)	(192)
Rent	(424)	(292)	(194)	(268)	(311)	(254)	(424)	(236)	(324)	(338)	(305)	(344)	(271)	(276)	(265)
Data Processing/Printshops	(126)	(94)	(10)	(28)	(156)	(105)	(105)	(66)	(77)	(111)	(83)	(69)	(45)	(62)	(70)
Call Center Service/Collection	(116)	(128)	(124)	(103)	(125)	(143)	(112)	(134)	(110)	(79)	(83)	(85)	(84)	(106)	(116)
Dealers	(103)	(98)	(102)	(101)	(103)	(59)	(103)	(128)	(58)	(103)	(95)	(102)	(50)	(91)	(96)
Consultancy / Audits / Fees	(71)	(41)	(25)	(39)	(32)	(31)	(76)	(85)	(47)	(41)	(43)	(40)	(47)	(41)	(53)
Other Services/Payments	(418)	(168)	(167)	(285)	(170)	(431)	(383)	(65)	(259)	(515)	(163)	(335)	(382)	(568)	(317)
Network Usage Services	(46)	(9)	(8)	(8)	(6)	(17)	(6)	(14)	(4)	(5)	(1)	(2)	(4)	(19)	(115)
Taxes	(476)	(407)	(430)	(284)	(404)	(369)	(402)	(285)	(365)	(202)	(323)	(329)	(344)	(394)	(237)
Judicial Deposits	71	153	29	88	33	88	200	41	47	29	55	81	71	46	44
Contingencies	(9)	(7)	(4)		(13)	(12)	(6)	(4)	(6)	(5)	(7)	(5)	(10)	(4)	(4)
Mediation/ Partner Suppliers								(457)							
Investments	(702)	(656)	(692)	(881)	(596)	(661)	(688)	(748)	(693)	(690)	(681)	(512)	(526)	(528)	(592)
Telemar	(245)	(232)	(215)	(248)	(212)	(185)	(195)	(185)	(192)	(262)	(176)	(196)	(146)	(177)	(186)
Oi S.A.	(83)	(61)	(62)	(88)	(54)	(62)	(68)	(98)	(83)	(90)	(89)	(63)	(56)	(53)	(74)
Oi Móvel	(374)	(363)	(215)	(546)	(330)	(414)	(424)	(465)	(417)	(338)	(326)	(252)	(317)	(298)	(332)
Operational Generation	(546)	(242)	(38)	(488)	(375)	(331)	(415)	(1,023)	(266)	(774)	(113)	(88)	8	(182)	(191)
Capital Increase															
Pharol Agreement															
Non-Core								121						4	20
Intra-Group Operations									17					(169)	(201)
Financial Operations	16	(296)	7	8	2	2	2,264	3,070	(48)	31	8	185	759	56	(2)
Dividends and Interest on Equity										0		0	0		(8)
Closing Balance – Financial Cash	3,821	3,083	3,060	2,612	2,239	1,910	3,761	5,929	5,602	4,850	4,754	4,871	5,639	5,392	6,108

BALANCE SHEET OF COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement
3rd Quarter of 2020

- **Book Cash** of the Companies under Reorganization registered an increase of BRL 363 million in the quarter, reaching BRL 5,239 million
- **Recoverable taxes** increased by BRL 183 million to BRL 2,153 million
- **Fixed** Assets of the Non-Current Assets reached BRL 36,284 million in the 3rd quarter of 2020.
- **Investments** fell BRL 377 million in the quarter, totaling BRL 1,846 million
- The **Consolidated Loss** of the Companies under Reorganization was BRL 2,638 million in the 3rd quarter of 2020

Statement
3rd Quarter of 2020

Table 3 - Balance Sheet, Assets

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd quarter 2020
(A) Cash and cash equivalents	4,654,679	*362,260*	5,016,939
(B) Financial Investments	189,362	*1,476*	190,839
Accounts Receivable	7,557,996	*209*	7,558,205
Inventories	136,380	*(17,360)*	119,020
Credits with Related Parties	82,140	*2,471*	84,611
Loans receivable	39,267	*3,343*	42,611
Taxes to Recover	1,970,075	*182,846*	2,152,921
Deposits and I	1,460,855	*(203,317)*	1,257,538
Dividends and interest on equity	2,437,505	*(9,565)*	2,427,940
Assets held for sale	49,687	*1,410*	51,097
Other Assets	1,992,235	*41,270*	2,033,505
Current Assets	**20,570,181**	*365,045*	**20,935,226**
Credits with Related Parties	1,291	*(889)*	402
(C) Financial Investments	32,635	*(1,082)*	31,553
Deferred Taxes to Recover	125,111	*0*	125,111
Other Taxes	2,350,389	*(674,368)*	1,676,021
Judicial deposits and freeze	6,096,089	*2,847*	6,098,936
Other Assets	999,603	*265,843*	1,265,446
Investments	2,222,861	*(377,003)*	1,845,858
Fixed Assets	36,602,553	*(318,333)*	36,284,221
Intangible	3,610,521	*(136,240)*	3,474,280
Non-Current Assets	**52,041,054**	*(1,239,226)*	**50,801,828**
Total Assets	**72,611,235**	*(874,181)*	**71,737,054**

Book cash = BRL 5,239 million

(A) + (B) + (C)

1. Drop of BRL 363 million in the quarter

Current Assets *(page 1 of 2)*

Book Cash of the Companies under Reorganization increased R$ 363 million in the 3rd Quarter of 2020

Total Assets of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the increase of BRL 365 million in Current Assets and the decrease of BRL 1,239 million in Non-Current Assets. The increase of BRL 365 million in ***Current Assets*** was influenced by:

- 1. Book Cash of the Companies under Reorganization (resulting from the sum of Cash and Cash Equivalents, Current Investments and Non-current Investments) presented an increase of BRL 363 million in the 3rd quarter of 2020 (up 7.4%) 5,239 million. According to the Board, the increase was mainly due to the receipt by Oi S.A. of funds from the capital reduction at PT Participações.

Statement
3rd Quarter of 2020

Table 3 - Balance Sheet, Assets

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd Quarter 2020
Cash and cash equivalents	4,654,679	*362,260*	5,016,939
Financial Investments	189,362	*1,476*	190,839
Accounts Receivable	7,557,996	*209*	7,558,205
Inventories	136,380	*(17,360)*	119,020
Credits with Related Parties	82,140	*2,471*	84,611
Loans receivable	39,267	*3,343*	42,611
Taxes to Recover	1,970,075	*182,846*	2,152,921
Judicial deposits and freeze	1,460,855	*(203,317)*	1,257,538
Dividends and interest on equity	2,437,505	*(9,565)*	2,427,940
Assets held for sale	49,687	*1,410*	51,097
Other Assets	1,992,235	*41,270*	2,033,505
Current Assets	**20,570,181**	*365,045*	**20,935,226**
Credits with Related Parties	1,291	*(889)*	402
Financial Investments	32,635	*(1,082)*	31,553
Deferred Taxes to Recover	125,111	*0*	125,111
Other Taxes	2,350,389	*(674,368)*	1,676,021
Judicial Deposits and Freeze	6,096,089	*2,847*	6,098,936
Other Assets	999,603	*265,843*	1,265,446
Investments	2,222,861	*(377,003)*	1,845,858
Fixed Assets	36,602,553	*(318,333)*	36,284,221
Intangible	3,610,521	*(136,240)*	3,474,280
Non-Current Assets	**52,041,054**	*(1,239,226)*	**50,801,828**
Total Assets	**72,611,235**	*(874,181)*	**71,737,054**

2. Inventories were reduced by R$ 17 million

3. Taxes to be recovered increased by BRL 183 million

4. Judicial Deposits and freeze were reduced by BRL 203 million

Current Assets *(page 2 of 2)*

Judicial Deposits and Freeze were reduced by 203 million in the 3rd Quarter 2020

Total Assets of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the increase of BRL 365 million in Current Assets and the decrease of BRL 1,239 million in Non-Current Assets. The increase of BRL 365 million in ***Current Assets*** was influenced by:

- 2. Inventories fell by BRL 17 million in the 3rd Quarter of 2020 (drop of 12.7%), totaling R$ 119 million. According to management, the reduction is related to the change of focus of the company to FTTH, with this we note the reduction in inventory purchases for these companies and the reduction occurs naturally in their consumption.

- *3. Taxes to recover increased BRL 183 million (up 9.3%), totaling 2,153 million. Management explained that the increase observed refers to the transfer from the long term to the short term, impacted by the Tax on Circulation of Merchandises and Services - ICMS credit set-off in the period.*

- *4. Judicial Deposits and Freeze were reduced by BRL 203 million, totaling BRL 1,258 million. According to the management, the reduction observed is due to the redemption and unblocking of judicial deposits in favor of Oi.*

Statement
3rd Quarter 2020

Table 3 - Balance Sheet, Assets

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd Quarter 2020
Cash and cash equivalents	4,654,679	*362,260*	5,016,939
Financial Investments	189,362	*1,476*	190,839
Accounts Receivable	7,557,996	*209*	7,558,205
Inventories	136,380	*(17,360)*	119,020
Credits with Related Parties	82,140	*2,471*	84,611
Loans receivable	39,267	*3,343*	42,611
Taxes to Recover	1,970,075	*182,846*	2,152,921
Judicial Deposits and Freeze	1,460,855	*(203,317)*	1,257,538
Dividends and interest on equity	2,437,505	*(9,565)*	2,427,940
Assets held for sale	49,687	*1,410*	51,097
Other Assets	1,992,235	*41,270*	2,033,505
Current Assets	**20,570,181**	*365,045*	**20,935,226**
Credits with Related Parties	1,291	*(889)*	402
Financial Investments	32,635	*(1,082)*	31,553
Deferred Taxes to Recover	125,111	*0*	125,111
Other Taxes	2,350,389	*(674,368)*	1,676,021
Judicial Deposits and Freeze	6,096,089	*2,847*	6,098,936
Other Assets	999,603	*265,843*	1,265,446
Investments	2,222,861	*(377,003)*	1,845,858
Fixed Assets	36,602,553	*(318,333)*	36,284,221
Intangible	3,610,521	*(136,240)*	3,474,280
Non-Current Assets	**52,041,054**	*(1,239,226)*	**50,801,828**
Total Assets	**72,611,235**	*(874,181)*	**71,737,054**

1. **Other taxes were reduced by BRL 674 million**

2. **Investments were reduced by BRL 377 million**

3. **Fixed assets were reduced by BRL 318 million**

4. **Intangible had a fall of BRL 136 million**

Non-Current Assets *(page 1 of 1)*

Other taxes were reduced by BRL 674 million in the 3rd Quarter of 2020

Total Assets of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the increase of BRL 365 million in Current Assets and the decrease of BRL 1,239 million in Non-Current Assets. The BRL 1,239 million drop in ***Non-Current Assets*** was influenced by:

- *1. Other taxes were reduced by BRL 674 million in the 3rd quarter of 2020 (fall of 28.7%) 1,676 million. According to Management, the reduction observed refers to the transfer from long to short term, added to the write-off of the Tax on Circulation of Merchandises and Services - ICMS on Investment credit due to the rejection of the ICMS refund request in the State of Maranhão.*

- *2. Investments reduced by BRL 377 million (drop of 17.0%) 1,846 million. Management explained that the variation refers to the results of companies that are not included in the Judicial Reorganization.*

- *3. Fixed Assets decreased by BRL 318 million (drop of 0.9%) Totaling BRL 36,284 million. According to management, the reduction is due to the movement of fixed assets items for the formation of UPI Torres and UPI Data Center according to clauses 5.3.2 and 5.3.3 of the Amendment to the Judicial Reorganization Plan - JR Plan, respectively.*

- 4. Intangible Assets reduced by BRL 136 million (3.8% shrinkage) 3,474 million. Management explained that the decrease refers basically to normal appropriations of the amortization quotas of the items recorded in the Group of Intangible Assets.

Statement

3rd Quarter of 2020

Table 4 - Balance Sheet, Liabilities

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd Quarter 2020
Salaries, social charges and benefits	385,400	*112,908*	498,308
Suppliers	5,407,171	*(8,295)*	5,398,877
Leases Payable	1,528,782	*(15,869)*	1,512,913
Derivative financial instruments	0	*0*	0
Loans and Financing	0	*196,720*	196,720
Credit assignment - Sistel	453,899	*(259,008)*	194,891
Current taxes payable	1,577,111	*(255,235)*	1,321,876
Dividends and Interest on Equity	5,743	*(0)*	5,743
Authorizations and Concessions to be Paid	67,292	*10,566*	77,858
Tax Refinancing Program	88,728	*3,259*	91,988
Provisions	683,183	*(27,206)*	655,977
Other obligations	1,805,973	*43,590*	1,849,563
Current Liabilities	**12,003,284**	***(198,569)***	**11,804,715**
Suppliers	3,800,891	*162,656*	3,963,547
Leases Payable	6,998,152	*(185,924)*	6,812,228
Loans and Financing	25,661,590	*1,072,640*	26,734,231
Other Taxes	1,243,156	*127,936*	1,371,092
Tax refinancing program	304,572	*(22,259)*	282,313
Provisions	4,000,923	*(146,118)*	3,854,805
Credit assignment - Sistel	0	*229,507*	229,507
Provisions for pension funds	658,490	*16,198*	674,688
Provisions for Loss on Investment	616,355	*36,154*	652,509
Other obligations	9,248,350	*126,853*	9,375,204
Non-Current Liabilities	**52,532,478**	*1,417,644*	**53,950,122**
Shareholders' Equity	**8,075,473**	*(2,093,257)*	**5,982,216**
Total liabilities	**72,611,235**	*(874,181)*	**71,737,054**

1. Salaries, social charges and benefits increased by BRL 113 million

2. Credit Assignment - Sistel increased by 197 million

3. Current taxes payable were reduced by BRL 255 million

4. Other obligations increased by BRL 44 million

Current Liabilities *(page 1 of 1)*

Current taxes payable were reduced by BRL 255 million in the 3rd Quarter of 2020

Total Liabilities of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the reduction of BRL 199 million in Current Liabilities, the increase of BRL 1,418 million in Non-Current Assets and the reduction of BRL 2,093 million in Shareholders' Equity. The BRL 199 million reduction in ***Current Liabilities*** was influenced by:

- 1. *Salaries, social charges and benefits* increased by BRL 113 million in the 3rd quarter of 2020 (up 29.3%), totaling BRL 498 million. According to the Management, the positive variation refers to the provisioning of PPR 2020, approved in the collective agreement 2019/2020, vacation and 13th salary.
- 2. *Credit Assignment - Sistel* presented an increase of BRL 197 million, and the account did not exist in the previous quarter. The Management explained that the amount refers to the assignment to a financial institution of the receivables from the Sistel Foundation, resulting from the Company's participation in the distribution of the surplus of the PBS-A plan, duly approved by the National Superintendence of Supplementary Pensions (Previc).
- 3. *Current taxes payable* reduced by BRL 255 million (drop of 16.2%) 1,322 million. According to Management, the reduction observed refers to greater Tax on Circulation of Merchandises and Services - ICMS credit set-off over investment.
- 4. *Other obligations* increased by 44 million (2.4%) totaling BRL 1,850 million. Management explained that the increase observed mainly refers to exchange variation on dollar liabilities.

Statement
3rd Quarter of 2020

Table 4 - Balance Sheet, Liabilities

in BRL thousand	(A) 30/06/2020 **2nd Quarter 2020**	(B)-(A) *Variation*	(B) 30/09/2020 **3rd quarter 2020**
Salaries, social charges and benefits	385,400	*112,908*	498,308
Suppliers	5,407,171	*(8,295)*	5,398,877
Leases Payable	1,528,782	*(15,869)*	1,512,913
Derivative financial instruments	0	*0*	0
Credit assignment - Sistel	0	*196,720*	196,720
Loans and Financing	453,899	*(259,008)*	194,891
Current taxes payable	1,577,111	*(255,235)*	1,321,876
Dividends and Interest on Equity	5,743	*(0)*	5,743
Authorizations and Concessions to be Paid	67,292	*10,566*	77,858
Tax Refinancing Program	88,728	*3,259*	91,988
Provisions	683,183	*(27,206)*	655,977
Other obligations	1,805,973	*43,590*	1,849,563
Current Liabilities	**12,003,284**	*(198,569)*	**11,804,715**
Suppliers	3,800,891	*162,656*	3,963,547
Leases Payable	6,998,152	*(185,924)*	6,812,228
Loans and Financing	25,661,590	*1,072,640*	26,734,231
Other Taxes	1,243,156	*127,936*	1,371,092
Tax refinancing program	304,572	*(22,259)*	282,313
Provisions	4,000,923	*(146,118)*	3,854,805
Credit assignment - Sistel	0	*229,507*	229,507
Provisions for pension funds	658,490	*16,198*	674,688
Provisions for Loss on Investment	616,355	*36,154*	652,509
Other obligations	9,248,350	*126,853*	9,375,204
Non-Current Liabilities	**52,532,478**	*1,417,644*	**53,950,122**
Net Shareholders' Equity	**8,075,473**	*(2,093,257)*	**5,982,216**
Total liabilities	**72,611,235**	*(874,181)*	**71,737,054**

Loans and Financing of the Companies under Reorganization

	(A) 30/06/2020 **2nd Quarter 2020**	(B)-(A) *Variation*	(B) 30/09/2020 **3rd quarter 2020**
National Currency	21,621	*(112)*	21,509
Foreign Currency	432,278	*(258,896)*	173,382
Total Short-Term (Current)	**453,899**	***(259,008)***	**194,891**
National Currency	12,652,837	*401053*	13,053,891
National Currency - Related Parties	306	*3*	309
Foreign Currency	13,008,447	*671585*	13,680,031
Total Long-Term (Non-Current)	**25,661,590**	***1.072,640***	**26,734,231**
Total Loans and Financing	**26,115,489**	***813,632***	**26,929,122**

- *Loans and Short-Term Financing in Foreign Currency* reduced BRL 259 million, totaling BRL 173 million.
- The result was a reduction of BRL 259 million in *Short-Term Loans and Financing,* reaching BRL 195 million.
- According to the management, the reduction in Loans and Short-Term Financing is a consequence of the payment of interest on the Qualified Bond.

- *Loans and Long-Term Financing* increased by BRL 1,073 million in the 3rd quarter of 2020, totaling BRL 26,734 million. Of this total, loans in *National Currency* reached BRL 13,054 million. Loans in *National Currency - Related Parties* totaled only BRL 309,000. At last, loans in *Foreign Currency* increased by BRL 672 million, reaching BRL 13,680 million.
  - According to management, the increase occurred mainly due to the exchange rate impact, as a result of the devaluation of the Real vs Dollar in the quarter, in addition to the accrual of interest on qualified ex-bond debt.

Statement
3rd Quarter of 2020

Table 4 - Balance Sheet, Liabilities

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd quarter 2020
Salaries, social charges and benefits	385,400	*112,908*	498,308
Suppliers	5,407,171	*(8,295)*	5,398,877
Leases Payable	1,528,782	*(15,869)*	1,512,913
Derivative financial instruments	0	*0*	0
Credit assignment - Sistel	0	*196,720*	196,720
Loans and Financing	453,899	*(259,008)*	194,891
Current taxes payable	1,577,111	*(255,235)*	1,321,876
Dividends and Interest on Equity	5,743	*(0)*	5,743
Authorizations and Concessions to be Paid	67,292	*10,566*	77,858
Tax Refinancing Program	88,728	*3,259*	91,988
Provisions	683,183	*(27,206)*	655,977
Other obligations	1,805,973	*43,590*	1,849,563
Current Liabilities	**12,003,284**	*(198,569)*	**11,804,715**
Suppliers	3,800,891	*162,656*	3,963,547
Leases Payable	6,998,152	*(185,924)*	6,812,228
Loans and Financing	25,661,590	*1,072,640*	26,734,231
Other Taxes	1,243,156	*127,936*	1,371,092
Tax refinancing program	304,572	*(22,259)*	282,313
Provisions	4,000,923	*(146,118)*	3,854,805
Credit assignment - Sistel	0	*229,507*	229,507
Provisions for Pension Funds	658,490	*16,198*	674,688
Provisions for Loss on Investment	616,355	*36,154*	652,509
Other obligations	9,248,350	*126,853*	9,375,204
Non-Current Liabilities	52,532,478	*1,417,644*	53,950,122
Net Shareholders' Equity	8,075,473	*(2,093,257)*	5,982,216
Total Liabilities	**72,611,235**	*(874,181)*	**71,737,054**

1. Suppliers had an increase of BRL 163 million

2. Leases payable reduced by BRL 186 million

3. Provisions were reduced by BRL 146 million

4. Other liabilities increased by BRL 127 million

Non-Current Liabilities *(page 1 of 1)*

Suppliers increased by BRL 163 million in the 3rd Quarter of 2020

Total Liabilities of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the reduction of BRL 199 million in Current Liabilities, the increase of BRL 1,418 million in Non-Current Assets and the reduction of BRL 2,093 million in Shareholders' Equity. The increase of BRL 1,418 million in the ***Non-Current Liabilities*** was influenced by:

- 1. *Suppliers* presented an increase of BRL 163 million in the 3rd quarter of 2020 (up 4.3%), totaling BRL 3,964 million. According to Management, the increase observed refers to the increase of new suppliers in the general modality of the Judicial Reorganization Plan - JR Plan.
- 2. *Leases payable* reduced by BRL 186 million (drop of 2.7%), reaching BRL 6,812 million. The Management explained that the reduction observed comes from the decrease in rent contracts for spaces in the outdoor and indoor towers migrated to UPI - Towers as defined in clause 5.3.2 and Annex 5.3.2 of the Amendment to the Judicial Reorganization Plan - JR Plan.
- 3. *Provisions* were reduced by BRL 146 million (3.7% decline), totaling BRL 3,855 million. According to Management, the variation is mainly explained by the additions of monetary correction and provision of new processes, impacted by the reduction in payments.
- 4. *Other Obligations* increased by BRL 127 million (1.4% increase), totaling BRL 9,375 million. According to Management, the increase observed refers mainly to exchange variation on dollar liabilities.

Statement
3rd Quarter of 2020

Table 5 - Balance Sheet, Shareholders' Equity

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd Quarter 2020
Current Liabilities	**12,003,284**	*(198,569)*	**11,804,715**
Non-Current Liabilities	**52,532,478**	*1,417,644*	**53,950,122**
Paid-up Share Capital	32,538,937	*0*	32,538,937
Capital Reserves	3,879,433	*3,100*	3,882,533
Profit Reserves	0	*0*	0
Accumulated Profit/Losses	(27,417,403)	*(2,638,385)*	(30,055,787)
Cost of Issuance of Shares	(801,073)	*0*	(801,073)
Equity Valuation Adjustments	61,761	*429,028*	490,789
Other Comprehensive Results	(186,182)	*112,999*	(73,183)
Net Shareholders' Equity	**8,075,473**	***(2.093.257)***	**5,982,216**
Total Liabilities	**72,611,235**	***(874,281)***	**71,737,054**

1. Equity Valuation Adjustments increased by BRL 429 million

2. Other Comprehensive Results increased by BRL 113 million

Net Shareholders' Equity *(page 1 of 1)*

Equity Valuation Adjustments increased by BRL 429 million 3rd Quarter 2020

Total Liabilities of the Companies under Reorganization decreased by BRL 874 million in the 3rd quarter of 2020 in comparison with the previous quarter, due to the reduction of BRL 199 million in Current Liabilities, the increase of BRL 1,418 million in Non-Current Assets and the reduction of BRL 2,093 million in Shareholders' Equity. The reduction of BRL 2,093 million in the ***Net Shareholders' Equity***, in addition to the loss of BRL 2,638 million in the quarter, was influenced by:

- 1. The *Equity Valuation Adjustments* showed an increase of BRL 429 million in the 3rd quarter of 2020, totaling BRL 491 million. According to the Management, the increase refers to the gain in the distribution of the surplus of the PBS-A plan of the Sistel Foundation absorbed by Telemar.

- 2. *Other comprehensive results* showed an increase of BRL 113 million, totaling BRL 73 million. According to the Administration, the increase refers to the gain in the distribution of the surplus of the PBS-A plan of the Sistel Foundation absorbed by Oi S.A.

STATEMENT OF INCOME OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement

3rd Quarter of 2020

- **Gross Operating Revenue** of the Companies under Reorganization showed increase of 2.8% in the quarter
- **Other Operating Expenses** of the Companies under Reorganization increased BRL 95 million, to the level of BRL 275 million in the quarter
- **Income before Financial Result and Taxes** of the Companies under Reorganization was negative in the amount of BRL 311 million
- **Financial Result** of the Companies under Reorganization closed the 3rd quarter of 2020 with a negative value of BRL 2,328 million
- **The Consolidated Loss** of the Companies under Reorganization was BRL 2,638 million in the 3rd quarter of 2020

Statement
3rd Quarter of 2020

Table 6 - Balance Sheet, Net Shareholders' Equity

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) *Variation*	(B) 30/09/2020 3rd Quarter 2020
Gross operating revenue	6,057,700	*167,361*	6,225,061
Deductions from gross revenue	(1,611,117)	*(41,999)*	(1,653,116)
Net Revenue from Sale of Goods and/or Services	**4,446,583**	*125,362*	**4,571,945**
Cost of services rendered, and goods sold	(3,664,988)	*(73,693)*	(3,738,680)
Gross Profit	**781,595**	*51,670*	**833,265**
Sales Expenses	(801,609)	*5,429*	(796,181)
General and Administrative Expenses	(551,988)	*22,703*	(529,285)
Other Operating Revenues	525,761	*(67,883)*	457,879
Other Operating Expenses	(179,434)	*(95,107)*	(274,541)
Equity in Earnings (Losses)	(135,095)	*133,249*	(1,845)
Operating Expenses/Revenues	**(1,142,365)**	*(1,608)*	**(1,143,973)**
Income Before Financial Result and Taxes	**(360,770)**	*50,061*	**(310,709)**
Financial Revenues	807,761	*(67,954)*	739,807
Financial Expenses	(3,860,484)	*792,322*	(3,068,162)
Financial Result	**(3,052,723)**	*724,368*	**(2,328,355)**
Current	4,110	*(3,430)*	680
Deferred	(0)	*0*	0
Tax incentive operating profit	0	*0*	0
Income Tax and Social Contribution on Profits	**4,110**	*(3,430)*	**680**
Consolidated Profit/Loss for the Period	**(3,409,383)**	*770,998*	**(2,638,385)**

1. 2.8% increase in Gross Revenue

2. Reduction of BRL 22 million in General and Administrative Expenses

3. Increase of BRL 95 million in Other Expenses

4. Increase of BRL 133 million in Equity Equivalence

5. Financial Revenues were reduced by BRL 68 million

4. Financial Expenses fell by BRL 792 million

Quarterly Income Statement *(page 1 of 2)*

The Consolidated Loss of BRL 2,638 million recorded by the Companies under Reorganization in the 3rd Quarter of 2020 was influenced by:

- 1. *Gross Operating Revenue* of the Companies under Reorganization increased by BRL 167 million (up 2.8%) in the 3rd quarter of 2020 compared with the previous quarter, totaling BRL 6,225 million. According to information provided by the Management, the increase observed is explained by the growth in mobile telephone services and data communication service.
- 2. *General and Administrative Expenses* of the Companies under Reorganization had a reduction of BRL 23 million in the quarter, totaling BRL 529 million. According to information provided by the Management, the reduction is mainly due to lower IT expenses, legal advice and fire fee expenses.
- 3. *Other Operating Expenses* of the Companies under Reorganization increased by BRL 95 million in the quarter, totaling BRL 275 million. According to information provided by Management, the increase is related to the write-off of fixed assets and the provision of PPR 2020 approved in the 2019/2020 collective agreement.
- 4. *Equity* in Earnings (Losses) increased by 133 million in the quarter, totaling negative BRL 2 million. Management explained that the variation observed is originated by the equity in earnings of companies that do not participate in the Reorganization.

Added to the other operating items, the Companies under Reorganization presented a negative *Income Before Financial Result and Taxes* in the amount of BRL 311 million in the 3rd quarter of 2020.

Statement
3rd Quarter of 2020

Table 6 - Quarterly Income Statement

in BRL thousand	(A) 30/06/2020 2nd Quarter 2020	(B)-(A) Variation	(B) 30/09/2020 3rd Quarter 2020
Gross operating revenue	6,057,700	167,361	6,225,061
Deductions from gross revenue	(1,611,117)	(41,999)	(1,653,116)
Net Revenue from Sale of Goods and/or Services	**4,446,583**	125,362	**4,571,945**
Cost of services rendered, and goods sold	(3,664,988)	(73,693)	(3,738,680)
Gross Profit	**781,595**	51,670	**833,265**
Sales Expenses	(801,609)	5,429	(796,181)
General and Administrative Expenses	(551,988)	22,703	(529,285)
Other Operating Revenues	525,761	(67,683)	457,879
Other Operating Expenses	(179,434)	(95,107)	(274,541)
Equity in Earnings (Losses)	(135,095)	133,249	(1,845)
Operating Expenses/Revenues	**(1,142,365)**	(1,608)	**(1,143,973)**
Income Before Financial Result and Taxes	**(360,770)**	50,061	**(310,709)**
Financial Revenues	807,761	(67,954)	739,807
Financial Expenses	(3,860,484)	792,322	(3,068,162)
Financial Income	**(3,052,723)**	724,368	**(2,328,355)**
Current	4,110	(3,430)	680
Deferred	(0)	0	0
Tax incentive operating profit	0	0	0
Income Tax and Social Contribution on Profits	**4,110**	(3,430)	**680**
Consolidated Profit/Loss for the Period	**(3,409,383)**	770,998	**(2,638,385)**

1. 2.8% increase in Gross Revenue

2. Reduction of BRL 22 million in General and Administrative Expenses

3. Increase of BRL 95 million in Other Expenses

4. Increase of BRL 133 million in Equity Equivalence

5. Financial Revenues were reduced by BRL 68 million

4. Financial Expenses fell by BRL 792 million

Quarterly Income Statement *(page 2 of 2)*

The Consolidated Loss of BRL 2,638 million recorded by the Companies under Reorganization in the 3rd Quarter of 2020 was influenced by:

- 5. The *Financial Revenues* of the Companies under Reorganization showed a reduction of BRL 68 million in the 3rd quarter of 2020 compared to the previous quarter, totaling BRL 740 million. According to information provided by Management, the reduction refers to exchange variation on fair value of loans abroad, impacted by the interest on judicial deposits and the exchange variation on cash realized abroad.
- 6. The *Financial Expenses* of the Companies under Reorganization were reduced by BRL 792 million in the quarter, totaling BRL 3,068 million. According to information provided by Management, the increase observed refers to the provision of AVJ loss of Anatel's debt pursuant to Law 13,988/20, added to the *accrual* of interest and reduced by the lower exchange rate variation in the quarter.

CREDITOR SERVICE

In the last month, the Judicial Administrator continued to monitor the steps taken by the Companies under Reorganization to enable compliance with the Judicial Reorganization Plan and its Amendment, which was confirmed by this Court on October 5th, 2020.

Interested parties may consult the Amendment on the Judicial Reorganization site (www.recuperacaojudicialoi.com.br) on "Peças Processuais", and requests for clarification should be directed to the following channels: e-mail credoroi@wald.com.br, phone 0800-644-3111 (toll-free) or, also, website www.recjud.com.br.

In compliance with the provisions of the Amendment to the Plan, on 19.10.2020, the Announcements for the Judicial Disposal by means of Closed Bids relating to the Isolated Production Units "UPI Towers" and "UPI Data Center" were published, which will take place in the form of articles 60, 141 and 142, II, of Law 11.101/2005, and the virtual hearing for the opening of the bids was designated for November 26th, 2020. In addition, on November 10, 2020, the Public Notice of Judicial Disposal by means of Closed Bids was published, concerning the sale of the asset "UPI Mobile Assets", the virtual hearing being scheduled for December 14th, 2020.

During the month of October, this Administration also followed the mediation procedure related to the procedural incidents, in accordance with the decision on pages 341,970/341,973. The purpose of this mediation is to stimulate a composition between creditors and debtors in order to define the value of claims, from an online platform, which already has 13,588,000 agreements signed. At this point, it is necessary to inform the availability on the site of the Judicial Reorganization (www.recuperacaojudicaloi.com.br) of the list of procedural incidents already judged, which is periodically updated.

Finally, the Judicial Administrator informs that it remains focused on clarifying doubts about mediation procedures, clauses and compliance with the Judicial Reorganization Plan and its Amendment, being constantly contacted by national and international creditors, either by phone on +55 (21) 2272-9300, either by e-mail credoroi@wald.com.br.

SUMMARY OF THE MANIFESTATIONS OF THE JUDICIAL ADMINISTRATOR IN THE CASE FILES

Below, the Judicial Administrator lists the manifestations presented in the electronic process after the last Monthly Activity Report, with the indication of the respective pages.

Pages 484.392/484.411	Monthly report of the activities carried out by the Companies under Reorganization (for the month of August 2020).	15.10.2020
Pages 488.188/488.189	Manifestation on the payment of judicial first priority claim ("*créditos extraconcursais*").	04.11.2020
Pages 488.191/488.192	Statement of the Judicial Administrator on the assignments of the claims held by Eduardo Schmidt Tarnowsky and Deutsche Bank Ag, London Branch, as well as entering in the files: (i) the assignments of credits validated until the General Creditors' Meeting of September 8th, 2020; (ii) the report of the Daily General Registry of Shareholders, issued by Banco do Brasil, regarding the shareholders in Brazil; e (iii) the ADR holders' report, issued by Broadridge Financial Solutions, in respect of foreign shareholders.	05.11.2020
	Appeals in which the Judicial Administrator submitted a petition:	
0065750-46.2020.8.19.0000	Bill of Review brought by China Development Bank against the voting criteria established for the General Creditors' Meeting - GCM that deliberated on the Amendment to the confirmed Judicial Reorganization Plan.	27.10.2020

In addition, in response to letters and requests addressed directly to the Judicial Administrator by the most diverse Courts in the country, the Judicial Administrator presented several manifestations in cases filed against the Companies under Reorganization.

SUPERVISION REGARDING COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan, confirmed by decision of pages 254.741/254.756, has undergone changes in the form of the Amendment on pages 476.542/479,026, which was confirmed by this Court on October 5th, 2020 (pages 481.886/481.918)after its approval by the majority of creditors of all classes present at the General Creditors' Meeting GCM held on September 8th, 2020.

As established by Law No. 11101/2005, the Judicial Administrator continues to supervise the compliance by the Companies under Reorganization with their obligations pursuant to the confirmed Judicial Reorganization Plan - JR Plan and its Amendment, having, for this purpose, held periodic meetings with the Company and analyzed all relevant documentation.

As a result of this inspection, the Judicial Administrator informs that, in the month of September 2020, only the obligations that have a maturity period linked to the transit in res judicata of the original records, as established in the Judicial Reorganization Plan, matured. Monthly, this Administration receives the list of labor credits paid during the month, due to the end of the grace period (180 days from the date of res judicata of the original lawsuit - clause 4.1.1 of the Judicial Reorganization Plan - JR Plan).

In addition, it is worth mentioning that the Judicial Administrator has been monitoring the operation of the new Payment Option Platform, which was created due to the new payment options aimed at Class I and III creditors, provided for in the Amendment to the Judicial Reorganization Plan - JR Plan.

WALD
ANTUNES VITA LONGO BLATTNER

Av. Almirante Barroso, 52
24° andar
ZIP CODE 20031-000
Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubitschek,
N° 510, 8° andar
ZIP CODE 04543-906
São Paulo, SP - Brazil

RIO BRANCO
CONSULTORES ASSOCIADOS

Av. Marquês de São
Vicente, 446 - Conj. 1206
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São Paulo, SP - Brazil